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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CARDINAL FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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CARDINAL FINANCIAL CORPORATION

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of Cardinal Financial Corporation (the "Company"), which will be held on April 24, 2009 at 10:00 A.M., at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. At the meeting, three directors will be elected for a term of three years each.

        Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please complete, sign, date and return promptly the form of proxy that is enclosed with this mailing, or follow the Internet instructions given to vote and submit your proxy. If you decide to attend the meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the meeting, you may do so, and your proxy will have no further effect.

        The Board of Directors and management of the Company appreciate your continued support and look forward to seeing you at the meeting.

Sincerely yours,
BERNARD H. CLINEBURG Chairman and Chief Executive Officer

McLean, Virginia
March 30, 2009

CARDINAL FINANCIAL CORPORATION

8270 Greensboro Drive
Suite 500
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 24, 2009

        NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting (the "Meeting") of the holders of shares of common stock, par value $1.00 per share ("Common Stock"), of Cardinal Financial Corporation (the "Company"), will be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, on April 24, 2009 at 10:00 A.M., for the following purposes:

  1.
  To elect three directors for a term of three years each, or until their successors are elected and qualify; and

  2.
  To transact such other business as may properly come before the Meeting.

        Holders of shares of Common Stock of record at the close of business on March 9, 2009 will be entitled to vote at the Meeting.

        You are requested to complete, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Meeting. A postage-paid return envelope is enclosed for your convenience. You also have the ability to vote and submit your proxy via the Internet instructions included in this mailing.

        If you are present at the Meeting, you may vote in person even if you have already returned your proxy.

        This notice is given pursuant to direction of the Board of Directors.

Sincerely yours,
Jennifer L. Deacon Secretary

McLean, Virginia
March 30, 2009

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 24, 2009

The proxy statement and the Company's annual report on Form 10-K are available at
 www.cardinalbank.com/InvestorRelations/2009ProxyMaterials

 CARDINAL FINANCIAL CORPORATION
PROXY STATEMENT

GENERAL INFORMATION
2009 ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2009

        This Proxy Statement is furnished to holders of common stock, par value $1.00 per share ("Common Stock"), of Cardinal Financial Corporation (the "Company") in connection with the solicitation of proxies by our Board of Directors to be used at the 2009 Annual Meeting of Shareholders to be held on April 24, 2009 at 10:00 A.M., at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, and at any adjournment thereof (the "Meeting"). At the Meeting, three directors will be elected for a term of three years each.

        Our principal executive offices are located at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102. The approximate date on which this Proxy Statement and the accompanying proxy card are being mailed to our shareholders is March 30, 2009.

        The Board of Directors has fixed the close of business on March 9, 2009 as the record date (the "Record Date") for the determination of the holders of shares of Common Stock entitled to receive notice of and to vote at the Meeting. At the close of business on the Record Date, there were 24,303,133 shares of Common Stock outstanding held by 614 shareholders of record. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Meeting.

        As of February 28, 2009, our directors and executive officers and their affiliates, as a group, owned of record and beneficially a total of 3,164,950 shares of Common Stock, or approximately 12.16% of the shares of Common Stock outstanding on such date. Our directors, which include the nominees for election, and our executive officers have indicated an intention to vote their shares of Common Stock FOR the election of the nominees set forth on the enclosed proxy.

        A shareholder may abstain or (only with respect to the election of directors) withhold his vote (collectively, "Abstentions") with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

        A broker who holds shares in "street name" has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. "Broker shares" that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a "broker nonvote." Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to us of such inability to vote, a broker nonvote will not be counted as voting in favor of or against the particular matter, or otherwise as a vote cast on the matter.

        Our shareholders are requested to complete, date and sign the accompanying form of proxy and return it promptly to us in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by us will be voted for election of the directors nominated for election.

        Shareholders can also deliver proxies by using the Internet. The Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that such instructions have been recorded properly. Instructions for voting over the Internet are set forth on the enclosed proxy card. If your shares are held in street name with your bank or broker, please follow the instructions enclosed with this Proxy Statement.

        Any shareholder who executes a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to us, by executing and delivering a substitute proxy dated as of a later date to us or by attending the Meeting and voting in person. If a shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered, so that it is received on or prior to the date of the Meeting, to Jennifer L. Deacon, Secretary, Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102.

        We will pay all of the costs associated with this proxy solicitation. In addition, certain of the officers and employees of the Company or our subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares.

OWNERSHIP OF COMPANY SECURITIES

Security Ownership of Directors and Executive Officers

        The following table sets forth certain information, as of February 28, 2009, with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors (including the nominees for election to the Board of Directors), by each of the executive officers named in the "Summary Compensation Table" below and by all directors, nominees and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director, nominee or executive officer can vest title in himself or herself at once or at some future time.

Name(1)	Common Stock Beneficially Owned(2)(3)	Exercisable Options Included in Common Stock Beneficially Owned(4)	Percentage of Class(5)

B. G. Beck	139,694	9,100	*

William G. Buck	183,100	9,100	*

Bernard H. Clineburg(6)	1,134,114	981,776	4.49%

Sidney O. Dewberry	126,700	10,100	*

Michael A. Garcia	54,248	11,050	*

J. Hamilton Lambert	84,610	13,600	*

Alan G. Merten	5,675	1,350	*

William E. Peterson	39,400	10,100	*

James D. Russo	142,440	14,550	*

John H. Rust, Jr.	134,731	16,600	*

George P. Shafran	183,731	19,524	*

Alice M. Starr	70,480	9,550	*

Named Executive Officers

Christopher W. Bergstrom	116,862	90,000	*

Kendal E. Carson	64,441	45,000	*

Kim C. Liddell	88,060	80,000	*

Mark A. Wendel	11,286	10,000	*

Current Directors and Executive Officers as a Group (22 persons)	3,164,950	1,721,400	12.16%

*
Percentage of ownership is less than one percent of the outstanding shares of common stock.

(1)
The business address of each named person is c/o Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, VA 22102.

(2)
The number of shares of Common Stock shown in the table includes 74,839 shares held for certain directors and executive officers in our 401(k) plan as of February 28, 2009.

(3)
Certain of our directors and named executive officers participate in our deferred income plans. As of February 28, 2009, the number of shares of Common Stock deemed to be owned by certain directors and executive officers in such plans total 264,760 and is not included in this column. The number of estimated shares in the deferred income plans for each director and named executive officer is as follows: Beck, 7,431 shares; Buck, 11,880 shares; Clineburg, 65,500 shares; Dewberry, 8,117 shares; Garcia, 7,354 shares; Lambert, 6,915 shares; Merten, 3,595 shares; Peterson, 6,052 shares; Russo, 10,292 shares; Rust, 7,051 shares; Shafran, 9,425 shares; Starr, 6,217 shares; Bergstrom, 5,885 shares; Liddell, 13,207 shares; and Wendel, 3,725 shares. Mr. Carson does not participate in the deferred income plans. Amounts are solely estimates for presentation purposes, as shares of Common Stock are only payable upon a distribution from the deferral plans.

(4)
The number of shares of Common Stock shown in the table includes shares that certain directors and executive officers have the right to acquire, or will obtain the right to acquire, through the exercise of stock options within 60 days following February 28, 2009.

(5)
The number of common shares outstanding used to calculate percentage of beneficial ownership as of February 28, 2009 is 24,303,133.

(6)
Mr. Clineburg is also a named executive officer.

Security Ownership of Certain Beneficial Owners

        The following table sets forth information, as of February 28, 2009, regarding the number of shares of Common Stock beneficially owned by all persons known by us who own five percent or more of our outstanding shares of Common Stock.

Name	Address	Common Stock Beneficially Owned	Percentage of Class(1)

Dimensional Fund Advisors LP(2)	Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,811,937	7.52%

Lee Munder Investments, LTD(3)	231 Royal Palm Way Suite 120 Palm Beach, FL 33460	1,315,782	5.46%

(1)
The number of common shares outstanding used to calculate percentage of beneficial ownership as of December 31, 2008 is 24,013,663.

(2)
In a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2009, Dimensional Fund Advisors LP reported beneficial ownership of, including sole voting and dispositive power with respect to, 1,811,937 shares of our Common Stock as of December 31, 2008.

(3)
In a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2009, Lee Munder Investments, LTD reported beneficial ownership of, including sole voting and dispositive power with respect to, 1,315,782 shares of our Common Stock as of December 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and any persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of shares of Common Stock. Directors and executive officers are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file, and we assist these individuals in this process. Based upon a review of SEC Forms 3, 4, and 5 and based on representation that no Forms 3, 4, and 5 other than those already filed were required to be filed, we believe that all Section 16 (a) filing requirements applicable to those certain executive officers, directors, and beneficial owners of more than 10% of our Common Stock were timely met during the year ended December 31, 2008.

PROPOSAL 1
ELECTION OF DIRECTORS

General Information on the Election of Directors

        Under our Articles of Incorporation and Bylaws, the Board of Directors is divided into three classes as nearly equal in number as possible. Normally, directors in only one class are elected each year, each for a three-year term on the Board. This year, the class of four directors whose terms expire in 2012 are up for election. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority.

        The Independent members of the Board of Directors selected the nominees for election as directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable. The following information sets forth the names, ages, principal occupations and business experience for the past five years for all nominees and incumbent directors.

Nominees for Election for Terms Expiring in 2012

        Bernard H. Clineburg, 60, has been a director since 2001. Mr. Clineburg is our Chairman and Chief Executive Officer. He was our President since his joining us in 2001 until March 2006. Mr. Clineburg, a local bank executive for more than 35 years, is the former Chairman, President and Chief Executive Officer of United Bank (formerly George Mason Bankshares). Mr. Clineburg serves on the board of directors and executive committee of the Virginia Bankers Association, and served as the chairman of the Association for a one-year term ending June 2008. He also serves on the board of directors of the VBA Education Foundation.

        James D. Russo, 62, has been a director since 1997. Mr. Russo has been the Managing Director of Potomac Consultants Group in Virginia since 2000, the Executive Director of Finance of MiddleBrook Pharmaceuticals, Inc. from 2001 to October 2008 and served on the board of directors of Lion, Inc. from 2004 through 2008.

        George P. Shafran, 82, has been a director since 2000. Mr. Shafran is President of Geo. P. Shafran & Associates, Inc., a consulting firm in McLean, Virginia.

THE BOARD OF DIRECTORS RECOMMNEDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Incumbent Directors Serving for Terms Expiring in 2010

        B. G. Beck, 72, has been a director since 2002. He has been Vice Chairman and director of L-1 Identity Solutions Inc., formerly Viisage Technologies, Inc., since 2004. He was President and Chief Executive Officer of Trans Digital Technologies from 1997 to 2004.

        Michael A. Garcia, 49, has been a director since 2003. He is President and Owner of Mike Garcia Construction, Inc. in Woodbridge, Virginia. Mr. Garcia was a founding director of the Company's subsidiary Cardinal Bank—Manassas/Prince William, N.A. in 1999 and became a director of Cardinal Bank when the two subsidiaries were merged in 2002.

        J. Hamilton Lambert, 68, has been a director since 1999. Mr. Lambert is President of J. Hamilton Lambert and Associates, a consulting firm based in Fairfax, Virginia.

        Alice M. Starr, 60, has been a director since 2001. She is President and CEO of Starr Strategies, a marketing and public relations consulting firm. She was Vice President of WEST*GROUP, a commercial real estate firm headquartered in McLean, Virginia, from 1988 to 2004.

Incumbent Directors Serving for Terms Expiring in 2011

        William G. Buck, 62, has been a director since 2002. Mr. Buck has been the President of William G. Buck & Associates, Inc., a real estate brokerage, development and property management firm in Arlington, Virginia, since 1976.

        Sidney O. Dewberry, P.E., L.S., 81, has been a director since 2002. He is currently our Lead Director. Mr. Dewberry is Chairman and Founder of Dewberry, which includes Dewberry & Davis LLC, an architectural, engineering, planning, surveying and landscape architecture firm headquartered in Fairfax, Virginia.

        Alan G. Merten, 67, has been a director since November 2006. He has been the President of George Mason University since 1996. Dr. Merten serves on the Board of Directors of the Greater Washington Board of Trade and the Northern Virginia Technology Council and serves on the Board of Trustees of First Potomac Realty Trust and Legg Mason Partners Fund.

        William E. Peterson, 48, has been a director since 2003. He has been Principal and Officer of The Peterson Companies for the past 14 years. Mr. Peterson served as The Peterson Companies' Chief Financial Officer from 1992 until 2001. In October 2001, he assumed the position of Chief Operating Officer of Peterson Management Company. In 2006, Mr. Peterson was elevated to the position of President of Peterson Management Company. In April 2008, Mr. Peterson's role within the family business changed to become Portfolio Investment Manager of the family's non Real Estate Assets in addition to duties as a Principal of The Peterson Companies.

Directors Not Standing for Re-Election

        John H. Rust, Jr., 61, has been a director since 1997. He is currently our Vice Chairman. Mr. Rust has been an attorney with the law firm of Rust & Rust in Fairfax, Virginia since March 2001. He is currently the Commissioner of Accounts for the Circuit Court of Fairfax County, Virginia. Mr. Rust was a member of the Virginia House of Delegates from 1980 to 1982 and 1997 to 2001.

EXECUTIVE OFFICERS

Executive Officers

        The following information sets forth the names, ages, principal occupations and business experience for the past five years for all executive officers. Such information with respect to Bernard H. Clineburg, our Chairman and Chief Executive Officer, is set forth above in the "Proposal 1—Election of Directors" section.

        Christopher W. Bergstrom, 49, has been Regional President of Cardinal Bank, responsible for the commercial and retail development of our Prince William County region, since 2002, our Chief Credit Officer since 2005 and our Chief Risk Officer since 2007. He was President and Chief Executive Officer of Cardinal Bank-Manassas/Prince William, N.A. from 1999 to 2002 when it merged with Cardinal Bank.

        Kathleen Walsh Carr, 62, has been Regional President of Cardinal Bank, responsible for the commercial and retail development of our Washington, D.C. region, since January 2006. She was a director on the Federal Reserve Bank of Richmond's Board of Directors from 2005 through December 31, 2007. Prior to joining Cardinal Bank, she was the President and Chief Executive Officer of Abigail Adams National Bank from 1997 to 2005.

        Kendal E. Carson, 52, has been our President since March 2006. He is also Senior Executive Vice President of Cardinal Bank. Mr. Carson is the former President and Chief Executive Officer of United Bank of Virginia, which is headquartered in Tysons Corner, and former Executive Vice President, United Bankshares, Inc., the holding company for United Bank of Virginia. He held these positions from February 2000 until his departure from United Bank in February 2006.

        Alice P. Frazier, 43, was appointed Executive Vice President—Office of the Chairman upon her joining us in March 2009. Ms. Frazier previously served as Senior Vice President—Area Executive of BB&T Corporation from May 2007. Prior to joining BB&T, Ms. Frazier served in several capacities for Middleburg Financial Corporation, including as Chief Financial Officer from 1993 to 2004 and as Chief Operating Officer from January 2004 to April 2007.

        Dennis M. Griffith, 60, has been the Executive Vice President of our real estate lending group since 2002.

        Kim C. Liddell, 48, has been our Executive Vice President and Chief Operating Officer since December 2005. From March 2004 to November 2005, Mr. Liddell was our Executive Vice President and Chief Administrative Officer. From 2001 to 2004, Mr. Liddell was employed by two community banks, SequoiaBank in Bethesda and Planters Bank in Staunton, where he was Senior Vice President responsible for the Retail Banking, Marketing, Small Business Lending, and Mortgage Banking divisions.

        D. Gene Merrill, 63, has been Chairman and Chief Executive Officer of George Mason Mortgage, LLC ("George Mason"), a subsidiary of Cardinal Bank, since 2004. He had previously been the President and Chief Executive Officer of George Mason since 1993.

        Elizabeth M. Piper/Bach, 56, has been President of Cardinal Trust and Investments, a division of Cardinal Bank, since February 2006. She has been Chief Investment Officer of Wilson/Bennett Capital Management, Inc., a subsidiary of the Company, since May 2006. Prior to her joining Cardinal, she was Senior Vice President, Chief Trust Officer and Chief Investment Officer for FBR National Trust Company from 2001 until Cardinal's acquisition of its assets in February 2006.

        F. Kevin Reynolds, 49, has been Regional President of Cardinal Bank since 1999 and was previously our Executive Vice President and Senior Lending Officer from 1998 to 1999. He is responsible for the commercial and retail development for our Northern Virginia Region.

        Mark A. Wendel, 50, has been Executive Vice President and Chief Financial Officer since June 2006. He was previously the Chief Financial Officer of First Community Bancshares, Inc. from October 2005 until March 2006. From 2002 until October 2005, he was the Corporate Controller of BankAtlantic Bancorp.

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS

General

        The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Independence of the Directors

        The Board of Directors has determined that 10 of its 12 members are independent as defined by the listing standards of the Nasdaq Stock Market ("Nasdaq"), including the following: Messrs. Beck, Buck, Dewberry, Garcia, Lambert, Merten, Peterson, Russo and Shafran and Ms. Starr. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiaries conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers. See "Certain Relationships and Related Transactions" below for additional information on certain transactions with members of our Board of Directors. There were no other transactions, relationships or arrangements between the Company and any of our independent directors.

Code of Ethics

        Our Code of Ethical Conduct applies to all of our directors, officers and employees (collectively, "Employees"). It is a standard for responsible and professional behavior that should serve as a guide for all business dealings. Our Code requires:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, regulatory organizations and the public;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

  •
  the exercise of due diligence to prevent and detect criminal conduct;

  •
  promotion of an organizational culture that encourages ethical conduct and a commitment to compliance with the law; and

  •
  accountability of adherence to the Code.

        Ethical business conduct and compliance with all local, state and federal laws, rules and regulations are vital in maintaining the public's trust and confidence. In all our endeavors, two fundamental principles will apply:

  •
  Employees will always place the interests of the Company and our clients first, and

  •
  Employees have the duty and obligation to make full disclosure of any situation in which his or her private interests conflict with those of the Company or our clients.

        Each Employee is required to be aware of the principles in the Code, to adhere to its guidelines, and to seek assistance from senior management, supervisory personnel, or the Human Resources Department when any questions arise about the Code, or when a situation develops that may present a problem under the Code. Our Board of Directors exercises reasonable oversight with respect to the implementation and effectiveness of this Code. Our Code of Ethics can be found on our website at www.cardinalbank.com.

Meeting Attendance

  Board and Committee Meetings

        The Board of Directors holds regular meetings each year, including an annual meeting. During 2008, the Board of Directors held 11 regular meetings and one special meeting. Each director attended at least 75% of the 2008 meetings of the Board of Directors and its committees on which he or she served, with the exception of Dr. Merten.

  Executive Sessions

        Non-employee directors meet periodically outside of regularly scheduled Board meetings. Sidney O. Dewberry serves as our Lead Director and oversees the meetings. The non-employee directors met one time during 2008.

  Annual Meeting of Shareholders

        We encourage the members of our Board of Directors to attend the Annual Meeting of Shareholders. At last year's Annual Meeting of Shareholders, all of the directors were in attendance.

The Committees of the Board of Directors

        The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Loan Committee, and a Trust Committee. We do not have a Nominating Committee, but the independent members of the Board of Directors handle the nominee selections process for the Board of Directors. All Committees met at various times in 2008. Specific information regarding the Audit Committee, the Compensation Committee and the nominations process is presented below.

  Audit Committee

        The Audit Committee consists of Mr. Russo, as Chairman, and Messrs. Beck, Lambert and Peterson and Ms. Starr. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with Nasdaq's listing standards and the requirements of the SEC. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Russo qualifies as an "audit committee financial expert" as defined by regulations of the SEC.

        The Audit Committee has adopted a charter, which provides guidance to the committee, the entire Board and the Company regarding its purposes, goals, responsibilities, functions and its evaluation. The Audit Committee is responsible for the selection and recommendation of the independent accounting firm for the annual audit. It reviews and accepts the reports of our independent auditors, internal auditor, and federal and state examiners. A copy of the charter is included as Exhibit A to our 2008 Proxy Statement. The Audit Committee met 9 times during the year ended December 31, 2008. Additional information with respect to the Audit Committee is discussed under "Audit Information" below.

  Compensation Committee

        The Compensation Committee consists of Mr. Shafran, as Chairman, and Messrs. Buck, Dewberry, and Lambert, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq's listing standards. The Compensation Committee reviews senior management's performance and compensation and reviews and sets guidelines for compensation of all employees. The Compensation Committee met four times during the year ended December 31, 2008.

        The Compensation Committee has adopted a charter, which provides guidance to the Compensation Committee, the Board of Directors and the Company regarding the administration of the compensation programs and policies of the Company. The Compensation Committee is responsible for maintaining compensation policies that support our achievement of overall goals and objectives and that such policies are designed with full consideration of all of our accounting, tax, securities law, and regulatory requirements. A copy of the charter is included as Exhibit B to our 2008 Proxy Statement. Additional information with respect to the Compensation Committee is discussed under "Executive Compensation" below.

  Nominations Process

        The independent members of the Board of Directors ("Independent Directors"), in addition to other responsibilities assigned to these members, act as the nominating committee to the Board of Directors and facilitate the nomination process for the Board of Directors. These members are Mr. Dewberry, Lead Director, Messrs. Beck, Buck, Garcia, Lambert, Merten, Peterson, Russo and Shafran and Ms. Starr. The Board of Directors in its business judgment has determined that all members involved in the nominations process are independent as defined by Nasdaq's listing standards. The Independent Directors select the nominees for election as directors. Our Board of Directors believes it is important that our Independent Directors participate in the nomination process in order to bring multiple perspectives within the evaluation process for incumbent directors as well as nominations of potential candidates to the Board of Directors. This committee is responsible for selecting and recommending to the Board of Directors with respect to (i) nominees for election at the Annual Meeting of Shareholders and (ii) nominees to fill Board vacancies. The Independent Directors met once during the year ended December 31, 2008. The Board of Directors does not have a charter that governs the nominations process.

        In identifying potential nominees, the Independent Directors take into account such factors as it deems appropriate, including the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and Independent Directors and the need for specialized expertise. The Independent Directors consider candidates for Board membership suggested by its members and by management, and the independent members will also consider candidates suggested informally by a shareholder of the Company.

        The Independent Directors believe that the following guidelines are the standards by which potential nominees should be evaluated:

  •
  the ability of the prospective nominee to represent the interests of the shareholders of the Company;

  •
  the prospective nominee's standards of integrity, commitment and independence of thought and judgment;

  •
  the prospective nominee's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee's service on other public company boards; and

  •
  the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

        Shareholders entitled to vote for the election of directors may recommend candidates for the Independent Directors to consider formally in connection with an annual meeting. Information with respect to shareholder nominations is discussed under "Proposals for 2010 Annual Meeting" below.

        Under the process used by us for selecting new candidates to the board of directors, the Independent Directors, along with the Chairman and Chief Executive Officer, identify the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Lead Director will initiate a search, working with staff support and seeking input from the board of directors and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the board may be presented to the Independent Directors. A determination is made as to whether members of the board have relationships with preferred candidates and can initiate contacts. At least one member of the Independent Directors, along with the Chairman and Chief Executive Officer, interviews prospective candidates. The Independent Directors meet to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors.

Director Compensation

        The following table shows the compensation earned by each of the directors for service as a director, during 2008. Mr. Clineburg's compensation earned for his services as a member of the Board of Directors is included in the "Executive Compensation" section below.

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)

B.G. Beck	11,000	4,155	5,500	—		20,655

William G. Buck	21,400	4,155	10,000	—		35,555

Sidney O. Dewberry	15,100	4,155	7,550	250		27,055

Michael A. Garcia	13,200	4,155	6,600	2,000		25,955

J. Hamilton Lambert	13,700	4,155	6,850	1,000		25,705

Alan G. Merten	3,000	4,155	1,500	—		8,655

William E. Peterson	15,000	4,155	7,500	—		26,655

James D. Russo	76,050	4,155	10,000	—		90,205

John H. Rust, Jr.	97,000	4,155	9,421	2,394	(5)	112,970

George P. Shafran	16,000	4,155	8,000	—		28,155

Alice M. Starr	8,550	4,155	4,275	500		17,480

(1)
The number of stock options outstanding at December 31, 2008 held by each member of the Board of Directors is 135,724. The number of stock options outstanding for each director is as follows: Beck, 9,100; Buck, 9,100; Dewberry, 10,100; Garcia, 11,050; Lambert, 13,600; Merten, 1,350; Peterson, 10,100; Russo, 14,550; Rust, 16,600; Shafran, 19,524; Starr, 9,550. All options are granted with an exercise price equal to the Common Stock's fair market value as of the date of each grant and vest immediately on the date of the grant.

(2)
Each director received a grant of 1,350 stock options on April 24, 2008. Each stock option was granted with an exercise price of $7.08 and vested immediately. The values disclosed for these grants are the grant date fair value calculated using the Black-Scholes option pricing model.

(3)
Each director, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our directors in our deferred compensation plan which vests immediately. Such match is not to exceed $10,000 in any particular plan year, with the exception of Mr. Rust. Mr. Rust is an employee director and he participates in our executive deferred income plan. As a participant in that plan, Mr. Rust's match is not to exceed $50,000 in any particular plan year and vests four years from the date of the participants' contribution.

(4)
For Messrs. Dewberry, Garcia, Lambert and Ms. Starr, all other compensation paid to them for 2008 was incentive based compensation for business referrals to us.

(5)
All other compensation for Mr. Rust includes $998 for the use and maintenance of his company provided automobile and country club dues and $1,396 in matching contributions made by us to his 401(k) plan.

        Each director is entitled to receive cash compensation for his or her service on the Board of Directors. Each director is paid $750 for each Board meeting attended, $300 for each committee meeting attended, and $500 for each Executive Committee meeting attended. James D. Russo, in his capacity as Audit Committee Chairman, receives a retainer of $60,000 annually.

        Each non-employee director can participate in our deferred income plan for non-employee directors. Under this plan, a non-employee director may elect to defer all or a portion of any director-related fees including retainers and fees for serving on board committees. Director deferrals are matched 50% by us, with a maximum match per director of $10,000 annually, and are vested immediately.

        John H. Rust, Jr., the Vice Chairman of the Board, receives a salary of $75,000 annually to support his work with management on certain issues of the Company as they arise from time to time. In addition, Mr. Rust received $998 in 2008 as other annual compensation for use and maintenance of his company provided automobile and country club dues. This compensation was reimbursed to Mr. Rust in 2008 for December 2007. In January 2008, Mr. Rust received an increase in salary from $50,000 to $75,000 and his perquisites listed above ceased. Mr. Rust also received $1,396 in matching contributions made by us to his 401(k) plan. In connection with his decision to not stand for re-election, Mr. Rust has also agreed to terminate his employment arrangement.

Communications with the Board of Directors

        Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no party is specified, the communication will be forwarded to the entire Board of Directors. Each communication intended for the Board of Directors and received by the Corporate Secretary will be forwarded to the specified party. The communication will not be screened and will be forwarded unopened to the intended recipient. Shareholder communications to the Board of Directors should be sent to:

Jennifer L. Deacon
Corporate Secretary
Cardinal Financial Corporation
8270 Greensboro Drive, Suite 500
McLean, Virginia 22102

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

        The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner to promote its growth and profitability and advance the interest of our shareholders. As such, the compensation program is designed to provide levels of compensation which are reflective of both the individual's and the organization's performance in achieving the organization's goals and objectives, both financial (through certain measures such as credit quality, return on average assets and return on average equity) and non-financial (commitment to strategic growth, outstanding service and community involvement), and in helping to build value for our shareholders. Based on its evaluation of these factors, the Compensation Committee (the "Committee") believes that the executive officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation plans the Committee has implemented and administered have contributed to achieving this management focus.

Compensation Program

        The principal elements of the executive compensation program are base annual salary, short-term incentive compensation through annual cash bonuses, and long-term incentives through the grants of equity-based awards under the 2002 Equity Compensation Plan and participation in our deferred income plans. In addition, we provide our executives with benefits that are generally available to all of our salaried employees.

        In considering compensation for the executive officers, we rely on compensation surveys and an evaluation of the officers' level of responsibility and performance. Our compensation committee performs annually a strategic review of our executive officers' cash compensation and stock and option holdings to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies within our industry. We used the following compensation surveys, which are industry standard, to assist in developing compensation for 2008:

  •
  the SNL Executive Compensation Review;

  •
  the Sheshunoff Bank Executive and Director Compensation Survey; and

  •
  the Virginia Bankers Association's Salary Survey of Virginia Banks.

These surveys provide market data on compensation practices and programs based on an analysis of peer competitors and provides us with guidance on best industry practices. We believe that these are relevant and appropriate indicators of compensation paid by our competitors. The Committee also receives annual evaluations prepared by the Chief Executive Officer regarding the performance of our executive officers (other than the Chief Executive Officer). For the Chief Executive Officer, the Compensation Committee annually discusses the performance of the Chief Executive Officer in relation to the overall financial and non-financial performance of the Company.

        We view the three principal elements of our executive compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one element of compensation should negate or reduce compensation from other elements. We determine the appropriate level for each compensation element based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant, such as the survey data referred to above. We believe that stock option awards are the primary motivator in attracting and retaining executives, and that salary and cash bonuses are also important considerations. Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the need to tailor each individual executive's compensation package to attract and retain that executive.

        The Committee determined at its meetings held during January 2009 that the respective executive officers' salaries, annual cash bonuses and stock options were below or near the median of executives with similar roles in companies within our industry. The Committee decided not to make material changes to the compensation levels of our executive officers for 2009 until our annual executive performance reviews, which will be conducted during the second quarter of 2009.

Components

Cash Compensation

        We generally set base annual salaries for the executive officers below or near the median range of salaries contained in the various surveys for comparable positions, with variations based on the executive's performance for the prior year and our prior year financial results. We believe this is at a level that enables us to hire and retain individuals in the banking/finance industry and satisfactorily rewards individual performance at a level that is within our overall strategic business goals. While we have not established specific financial performance targets to be attained when considering specific levels of compensation, overall financial performance as compared to expectations of our financial performance are considered.

        The Committee evaluates the performance of the Chief Executive Officer based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the Chief Executive Officer's performance by the members of the Committee and Board of Directors. In addition, our Chief Executive Officer has an employment agreement with us which provides for a base salary and annual salary increases at the discretion of the Board of Directors. See "Annual Compensation of Executive Officers" for additional information on the Chief Executive Officer's and certain other named executive officer's employment agreements. No particular weight was given to any particular aspects of the performance of the Chief Executive Officer, but his performance in 2008 was evaluated as outstanding, with significant progress being made on our corporate long-term strategy. However, because certain financial measures for 2008 were not achieved, the Chief Executive Officer requested that no increase in his annual base salary be considered for 2008. As a result, the Committee did not approve an increase to his annual base salary and it has remained unchanged from 2006.

        For all other named executive officers, performance evaluations were graded as outstanding for 2008. However, because we had not achieved certain financial results for the year ended December 31, 2008, their salaries were kept at their 2006 levels. These base salaries were below or near the median range of peers in the banking/finance industry.

        The annual base salaries for our named executive officers for 2008 and the percentage change from 2007 are as follows:

Name and Position	2008 Base Salary	Percentage Change from 2007
Bernard H. Clineburg Chairman and Chief Executive Officer	$350,000	0%
Mark A. Wendel EVP and Chief Financial Officer	$185,000	0%
Kendal E. Carson President	$250,000	0%
Christopher W. Bergstrom EVP and Chief Risk Officer	$185,000	0%
Kim C. Liddell EVP and Chief Operating Officer	$205,000	0%

Short-Term Incentive Compensation

        We annually review each executive officer's performance and responsibility to assess the payment of short-term incentive compensation. We do not currently have any short-term incentive plans that award equity or cash compensation based on the achievement of selected performance targets. Instead, we use the compensation surveys and take into consideration our performance relative to our peer group, taking into consideration profit growth, asset growth, return on equity, return on assets and shareholder value. No particular weight is given to each of these elements. Annual cash bonuses, which are discretionary, are given based upon the contribution of each executive officer's participation in our growth and profitability.

        The Committee approves annually during the fourth quarter an overall pool of discretionary annual cash bonuses to be awarded to all of our officers. The discretionary bonus pool is accumulated throughout the year and is based on our overall financial performance, including but not limited to profitability, return on assets, return on equity and credit quality. Certain members of the executive management team, along with the Chief Executive Officer, then allocate discretionary bonuses to officers, not including executive officers of the Company. The Chief Executive Officer prepares and recommends to the Committee the annual cash bonuses for executive officers (for other than for the Chief Executive Officer).

        As of December 31, 2008, the actual financial performance of the Company did not meet the expected financial performance for the year then ended. As a result, no bonuses were accrued for or paid out to officers for 2008 performance. With regard to the named executive officers, other than the Chief Executive Officer, the Committee did not approve cash bonus awards in 2008.

        With regard to the Chief Executive Officer, the Committee reviewed his performance and responsibility to assess the payment of short-term incentive compensation. The Committee used the compensation surveys mentioned above and took into consideration our performance relative to our peer group, as measured by profit growth, asset growth, return on equity, return on assets and total return to shareholders. No particular weight is given to each of these elements. While many strategic objectives were met during 2008, our overall financial performance compared to expectations for 2008 were heavily considered in determining a cash bonus for 2008, and the Chief Executive Officer requested that no cash bonus be approved for him by the Committee for 2008. As a result, the Committee did not award a bonus to the Chief Executive Officer for 2008.

Long-Term Incentive Compensation

        Each year, we also consider the desirability of granting long-term incentive awards under our 2002 Equity Compensation Plan (the "Equity Plan"). The Equity Plan authorizes the granting of options, which may be incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock awards, phantom stock awards or performance share awards to our directors, eligible officers and our key employees. We believe that grants of options focus our executive management on building profitability and shareholder value. We note in particular our view that stock option grants afford a desirable long-term compensation method because they closely align the interests of management with those of our shareholders. To date, the Board of Directors has determined not to grant equity-based awards other than stock options, although they may choose to do so in the future.

        In fixing the grants of stock options with the senior management group, other than the Chief Executive Officer, the Committee reviews with the Chief Executive Officer recommended individual awards, taking into account the respective scope of accountability and contributions of each member of the senior management group. The Committee considers these recommendations which are then approved by the Committee and ratified by our Board of Directors. No grants of options were approved by the Committee during 2008 based on the existing level of grants held by each executive officer and based on our financial performance for 2008.

        Prior stock option awards to the Chief Executive Officer were fixed separately from the executive officer pool and were based, among other things, on the review of competitive compensation data from selected peer companies and information on his total compensation, as well as the Committee's perception of his past and expected future contributions to our achievement of our long-term goals. As a result of our overall financial performance compared to expectations for 2008, the Chief Executive Officer recommended that no stock options be granted to him by the Committee for 2008. As a result, the Committee did not award stock options to the Chief Executive Officer for 2008. However, as the Chief Executive Officer is also a member of the Board of Directors, he did receive a grant of options in April 2008 for his services during 2007 as a member of the Board of Directors, as did all other members of the Board of Directors.

Stock Option Grant Procedures

        During 2007, we strengthened our formal written procedures for the granting of stock options. These new procedures were adopted to ensure our commitment to maintaining the highest level of ethical standards and were based on the best practices guidance as outlined by Institutional Shareholder Services. We have adopted a blackout period for the granting of stock options that coincides with our corporate insider blackout and trading policy. Grants of stock options only occur during periods when our insiders are allowed to trade our Common Stock under the guidelines of our trading policy. This ensures that grants of stock options do not occur when it is possible that the Board of Directors and executive officers know of material, nonpublic information. We have a fixed grant date schedule, as stock options are granted to selected officers upon their joining us on a quarterly basis during the month after an interim or year end reporting period, assuming we have not closed the insider trading "window."

        Stock options are granted with an exercise price equal to the Common Stock's fair market value at the date of grant. Based on past practices, our outstanding stock options have different vesting periods. Director stock options have ten year terms and vest and become fully exercisable at the grant date. Certain employee stock options have ten year terms and vest and become fully exercisable after three years. Other employee stock options have ten year terms and vest and become fully exercisable in 20% annual increments beginning as of the grant date. In addition, we have granted stock options to our employees that have ten year terms and vest and become fully exercisable in 20% annual increments beginning after their first year of service. During 2005, certain stock options granted to employees had ten year terms and vested and became fully exercisable immediately.

Supplemental Executive Retirement Plans

        We adopted a supplemental executive retirement plan for Mr. Clineburg effective October 2005 as provided for in his employment agreement. The plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation to Mr. Clineburg. Upon retirement, Mr. Clineburg will be entitled to an annual retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Clineburg becomes disabled or dies prior to retirement, or if a change in control of the Company occurs, the benefits vest immediately. Our expense related to the plan was $274,000 in 2008.

        We adopted a supplemental executive retirement plan for Mr. Carson effective June 2007, as provided for in his employment agreement. We have determined that his participation in the plan is appropriate for this level of executive management. The plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation to Mr. Carson. Upon retirement at age 65 and based on his period of service with us, Mr. Carson will be entitled to an annual retirement benefit of $10,000 per month payable for 120 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Carson dies prior to retirement, the benefits vest immediately. Our expense related to his plan was $46,000 in 2008.

Executive Deferred Income Plan

        We currently have in place a deferred income plan for our executive officers—the Cardinal Financial Corporation Executive Deferred Income Plan (the "Executive Deferral Plan"). The purpose of the Executive Deferral Plan is to offer participants the opportunity to defer voluntarily current compensation for retirement income and other significant future financial needs for themselves, their families and other dependents. This plan is also designed to provide us with a vehicle to address limitations on our contributions under any tax-qualified defined contribution plan.

        Participants in the Executive Deferral Plan may elect from various investment funds, including a Company common stock fund that tracks the value of our Common Stock, for the amounts of compensation that they defer. Any of our employees who are an executive vice president or above may be eligible to participate in the Executive Deferral Plan.

Other Benefits

        Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees.

        Mr. Clineburg and Mr. Carson receive other annual compensation for the use and maintenance of company owned automobiles and country club dues. Mr. Bergstrom receives other annual compensation for country club dues. Each of these benefits is included in their negotiated employment agreements with us. Country club memberships facilitate these executives' roles as a Company representative in the communities we serve. We provide company owned automobiles to certain of our executive officers due to the amount of travel required as representatives of the Company.

Compensation Committee Report on Executive Compensation

        The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2008 and this Proxy Statement.

Compensation Committee

George P. Shafran, Chairman
Sidney O. Dewberry, Vice Chairman
William G. Buck
J. Hamilton Lambert

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is a current or former officer of the Company or any of its subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Annual Compensation of Executive Officers

        In the tables and discussion below, we summarize the compensation earned during 2008, 2007 and 2006 by (1) our chief executive officer, (2) our chief financial officer during and (3) each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities. These individuals are collectively referred to as the "named executive officers."

Summary Compensation Table

Name and Principal Position	Year		Salary ($)	Bonus ($)		Option Awards ($)(8)(9)(10)	Stock Awards ($)(11)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(12)	All Other Compensation ($)	Total ($)

Bernard H. Clineburg,	2008		350,000	—	(5)	4,155	25,000	267,218	43,678	690,051
Chairman and Chief	2007		350,000	—	(5)	—	50,000	232,364	94,121	726,485
Executive Officer	2006		350,000	—	(5)	37,750	50,000	11,065	29,690	478,505

Mark A. Wendel, EVP and	2008		185,000	—		—	9,250	—	4,995	199,245
Chief Financial Officer	2007		185,000	—		—	9,250	—	5,445	199,695
	2006	(1)	96,058	22,500	(6)	137,141	—	—	7,790	263,489

Kendal E. Carson, President	2008		250,000	—		—	—	42,023	17,391	309,414
	2007		250,962	—		—	—	37,353	16,479	304,794
	2006	(2)	205,613	60,000	(7)	456,741	—	—	11,679	734,033

Christopher W. Bergstrom,	2008		185,000	—		—	16,375	—	10,862	212,237
President and Chief Risk	2007		185,000	50,000		—	17,625	—	17,548	270,173
Officer	2006	(3)	178,010	35,000		6,498	8,875	—	16,535	244,918

Kim C. Liddell, EVP and	2008		205,000	—		—	10,250	—	5,536	220,786
Chief Operating Officer	2007		205,000	—		—	10,250	—	6,585	221,835
	2006	(4)	197,525	35,000		—	9,833	—	6,600	248,958

(1)
Mr. Wendel joined us on June 26, 2006 and at that time assumed the responsibilities as our principal financial officer.

(2)
Mr. Carson joined us on March 6, 2006.

(3)
Mr. Bergstrom's salary was increased to $185,000 during 2006.

(4)
Mr. Liddell's salary was increased to $205,000 during 2006.

(5)
Upon the request of Mr. Clineburg, the Compensation Committee did not approve a bonus for Mr. Clineburg for 2008, 2007 and 2006.

(6)
Mr. Wendel's bonus for 2006 includes a one time signing bonus of $7,500 which was paid upon his joining us.

(7)
Mr. Carson's bonus for 2006 includes a one time signing bonus of $25,000 which was paid upon his joining us.

(8)
Mr. Clineburg received stock option awards for his service as a member of the board of directors during 2008.

(9)
No stock option awards were granted to the above named officers during 2007.

(10)
Certain of Messrs. Clineburg's and Bergstrom's stock option awards were modified during 2006 solely to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Specifically, the exercise price was increased to equal the fair market value of such shares as of the date of grant for those options that were earned and vested after January 1, 2005 as permitted by Section 409A. Such an amendment resulted in the deemed cancellation of the "old" option and the grant of a "replacement" option. The values disclosed for these grants are the incremental change in the grant date fair value of the modified stock option awards calculated using the Black-Scholes option pricing model.

(11)
Each officer, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our named executive officers in our deferred compensation plan. Such match is not to exceed $50,000 in any particular plan year and vests four years from the date of the participants' contribution.

(12)
Mr. Clineburg and Mr. Carson participate in our supplemental executive retirement plan. The amounts represented in the table are their earnings related to this plan.

 All Other Compensation Table

Name and Principal Position	Year		Cash Compensation ($)		401(k) Plan Matching Contributions ($)(1)	Country Club Dues ($)	Personal Use of Company-Owned Automobile ($)	Director Fees ($)(6)	Total ($)

Bernard H. Clineburg, Chairman	2008		—		6,900	9,878	2,000	24,900	43,678
and Chief Executive Officer	2007		52,200	(4)	6,750	9,218	3,703	22,250	94,121
	2006		—		5,000	8,683	2,407	13,600	29,690

Mark A. Wendel, EVP and Chief	2008		—		4,995	—	—	—	4,995
Financial Officer	2007		—		5,445	—	—	—	5,445
	2006	(2)	7,790	(5)	—	—	—	—	7,790

Kendal E. Carson, President	2008		—		6,900	7,604	2,887	—	17,391
	2007		—		6,750	5,616	4,113	—	16,479
	2006	(3)	—		4,375	3,993	3,311	—	11,679

Christopher W. Bergstrom, President	2008		—		4,700	6,162	—	—	10,862
and Chief Risk Officer	2007		5,220	(4)	6,609	5,719	—	—	17,548
	2006		—		6,600	9,935	—	—	16,535

Kim C. Liddell, EVP and Chief	2008		—		5,536	—	—	—	5,536
Operating Officer	2007		—		6,585	—	—	—	6,585
	2006		—		6,600	—	—	—	6,600

(1)
Amounts presented represent total contributions to our 401(k) plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (which are included under the "Salary" column) made by each executive officer to such plans.

(2)
Mr. Wendel joined us on June 26, 2006 and at that time assumed the responsibilities as our principal financial officer.

(3)
Mr. Carson joined us on March 6, 2006.

(4)
Messrs. Clineburg and Bergstrom received cash compensation during 2007 for the modification of their stock option awards as discussed in note 10 above. For each share of Common Stock underlying the option award that was modified, the employee received $0.87, the change between the original exercise price and the modified exercise price. Mr. Clineburg received a cash payment totaling $52,200, and Mr. Bergstrom received a cash payment totaling $5,220.

(5)
Mr. Wendel's other compensation includes $7,790 in relocation expenses paid by us.

(6)
Mr. Clineburg earns director fees for his services as a member of the Board of Directors.

        The salary and bonus compensation for the named executive officers are representative of comparable levels within our industry. Annual discretionary cash bonuses and stock option awards are approved by the Compensation Committee and based on our overall financial performance as compared to expectations of financial performance. There are no set levels or targets of salary, annual discretionary cash bonuses and grants of stock options in relation to the total compensation package for each of the named executive officers.

        Bernard H. Clineburg has an employment agreement with us. Mr. Clineburg's agreement, which is dated as of February 12, 2002, provides for his services as our Chairman and Chief Executive Officer. The initial term of his agreement is three years and automatically renews for rolling three year periods not to exceed ten years from the commencement date. The agreement also provides that Mr. Clineburg will serve as Chairman of the Executive Committee, a member or Chair of all of our Board Committees except the Audit Committee, and as a director or Chair of all of our subsidiaries' boards of directors. Mr. Clineburg's employment agreement provides for an annual base salary of $200,000 and includes annual salary increases at the discretion of the Board of Directors and provides bonuses at the discretion of the Board of Directors, in cash or in stock, or both. Under Mr. Clineburg's employment agreement, he was granted an option to purchase 150,000 shares of our Common Stock, all of which have vested. All options granted under the employment agreement were awarded with an option exercise price equal to the value of the shares on May 3, 2002. In the event we terminate Mr. Clineburg's agreement without cause, he will receive a lump-sum severance payment equal to one year's annual salary and bonus. In the event Mr. Clineburg's employment agreement is terminated after a change in control, he will receive a lump-sum severance payment equal to 2.99 times his average total compensation over the most recent five calendar year period of his employment with us prior to termination. See "Potential Payments Upon Termination of Employment or Change-in-Control" below for additional information regarding Mr. Clineburg's severance payments. Mr. Clineburg's employment agreement includes a covenant not to compete with us for a period of one year from the date he is no longer employed by us. Mr. Clineburg is also able to participate in any employee benefit compensation plan we offer.

        Kendal E. Carson has an employment agreement with us. Mr. Carson serves as our President and is Senior Executive Vice President of Cardinal Bank. The initial term of his agreement, which is retroactively effective as of March 6, 2006, is three years commencing on that date, and the agreement automatically renews for successive one year periods up until March 6, 2011. The agreement provides for an annual base salary of $250,000, and he is eligible for annual merit increases, performance bonuses and stock option grants on the same basis as similarly situated executive officers of the Company, subject to the terms of any applicable compensation, bonus and stock option plans. In the event we terminate Mr. Carson's agreement without cause, he will receive a severance payment equal to one year's annual base salary. In the event of a change in control, his agreement provides for severance payments equal to as much as 36 months of his base salary if we or the successor fail to continue his employment after a change in control. See "Potential Payments Upon Termination of Employment or Change-in-Control" below for additional information regarding Mr. Carson's severance payments. Mr. Carson's employment agreement includes a covenant not to compete with us for a period of six months from the date he is no longer employed by us. Mr. Carson is also able to participate in any employee benefit compensation plan we offer.

        Each of Christopher W. Bergstrom and Kim C. Liddell has an employment agreement with us, which is terminable at will by either party. Mr. Bergstrom's employment agreement is effective as of February 12, 2002. Mr. Liddell's employment agreement is effective March 1, 2004. Each of these employment agreements provide for a base salary, eligibility for annual performance bonus and stock option grants, and participation in our benefits plans, all of which may be adjusted by us in our discretion. In addition, each employment agreement is subject to certain restrictive covenants in the event the officer voluntarily terminates his employment or is terminated for cause. Specifically, each officer is prohibited from rendering competing banking services in the local area and from soliciting our clients, prospective clients or employees for a certain period (12 months for Mr. Bergstrom, and six months for Mr. Liddell) following the date of termination. Mr. Bergstrom's employment agreement provides for severance payments equal to 12 months of his current base salary in the event of termination without cause and 18 months of his current base salary in the event of a change in control. Mr. Liddell's employment agreement provides for severance payments equal to six months of his current base salary in the event of termination without cause and 18 months of his current base salary in the event of a change in control. See "Potential Payments Upon Termination of Employment or Change-in-Control" below for additional information regarding severance payments.

        Mr. Wendel does not currently have an employment agreement with us. As an officer of the Company, he receives a base salary and is eligible to participate in our annual cash bonus plan and stock option plan as determined and approved by our Compensation Committee and Board of Directors. He is also eligible to participate in our deferred income plan and all other benefit plans that are generally available to our salaried employees.

Grants of Plan-Based Awards

        We did not make any plan-based awards to the named executive officers in 2008, with the exception of Mr. Clineburg, who received a grant of stock options for his services in his capacity as a member of the Board of Directors, and to certain executive officers pursuant to our deferred income plan.

Grants of Plan-Based Awards
Fiscal Year 2008

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)(#)	All Other Option Awards: Number of Securities Underlying Options (2)(#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)

Bernard H. Clineburg	4/24/2008	—	1,350	7.08	4,155
	(1)	3,474			25,000

Mark A. Wendel	(1)	1,285	—	—	9,250

Kendal E. Carson		—	—	—	—

Christopher W. Bergstrom	(1)	2,242	—	—	16,375

Kim C. Liddell	(1)	1,423	—	—	10,250

(1)
Certain officers, as participants in our deferred income plan, received matches of phantom stock units in 2008. The match is 50% of the contributions made to the plan during the year. Contributions to the plan, and subsequently the match, are made to each participant's account each pay period, which is twice monthly, or a total of 24 pay periods during 2008.

(2)
Mr. Clineburg received stock option awards for his service as a member of the board of directors during 2008.

Holdings of Stock Options

        In the table below, we list information on the holdings of unexercised stock options as of December 31, 2008 for each of the named executive officers. We have not awarded shares of Common Stock to our named executive officers.

 Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares of Units of Stock That Have Not Vested ($)(4)

Bernard H. Clineburg	86,000	—		3.25	05/03/2012	19,098	108,671
	60,000	—		4.12	05/03/2012
	51,000	—		4.60	01/29/2013
	150,000	—		5.25	03/26/2013
	150,000	—		8.28	01/14/2014
	200,000	—		10.73	02/04/2015
	280,676	—		8.89	05/18/2015
	2,750	—		11.15	12/14/2015
	1,350	—		7.08	04/24/2018

Mark A. Wendel	10,000	15,000	(1)	11.16	07/19/2016	2,254	12,826

Kendal E. Carson	30,000	45,000	(2)	12.54	03/15/2016	—	—

Christopher W. Bergstrom	3,131	—		6.38	01/01/2009	5,668	32,255
	2,554	—		5.50	02/10/2010
	4,800	—		4.50	02/23/2011
	4,000	—		3.25	05/03/2012
	6,000	—		4.12	05/03/2012
	10,000	—		4.62	02/05/2013
	10,000	—		8.28	01/14/2014
	15,000	—		10.73	02/04/2015
	10,000	—		8.89	05/18/2015
	24,515	—		11.15	12/14/2015

Kim C. Liddell	10,000	—		9.59	03/31/2014	4,218	24,005
	20,000	—		10.73	02/04/2015
	10,000	—		8.89	05/18/2015
	40,000	—		11.15	12/14/2015

(1)
The option, which was granted on July 19, 2006, vests annually with respect to 5,000 additional shares or 20% per year after the first year of service on the anniversary of the grant date, provided he remains employed with us.

(2)
The option, which was granted on March 15, 2006, vests annually with respect to 15,000 additional shares or 20% per year after the first year of service on the anniversary of the grant date, provided he remains employed with us.

(3)
Each officer, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our named executive officers in our deferred compensation plan. Such match is not to exceed $50,000 in any particular plan year and vests four years from the date of the participants' contribution.

(4)
The market value of the phantom stock units is based on the $5.69 closing price of a share of our common stock, as reported on December 31, 2008.

Option Exercises in Fiscal Year 2008

        None of our named executive officers exercised any stock options during the year, and no stock awards vested during the year.

Pension Benefits

        The following table sets forth information as of December 31, 2008 with respect to Mr. Clineburg's and Mr. Carson's participation in our supplemental executive retirement plan. No other named executive officers participate in our supplemental executive retirement plan.

Pension Benefits—Fiscal Year 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payments During the Last Fiscal Year ($)

Bernard H. Clineburg	Cardinal Financial Corporation Supplemental Executive Retirement Plan	4	731,946	(2)	None

Kendal E. Carson	Cardinal Financial Corporation Supplemental Executive Retirement Plan	2	79,376	(3)	None

(1)
The amount of the present value of the accumulated benefit of the supplemental executive retirement plan benefits assumes benefit payments begin at the normal retirement age.

(2)
The present value of Mr. Clineburg's accumulated benefit at December 31, 2008 assumes payments of $5,000 per month for 180 months.

(3)
The present value of Mr. Carson's accumulated benefit at December 31, 2008 assumes payments of $1,000 per month for 120 months.

        The Board of Directors adopted the Cardinal Financial Corporation Supplemental Executive Retirement Plan (the "Plan"), effective October 1, 2005, for the purpose of supplementing the retirement benefits payable under our tax-qualified plans. The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan must be administered and construed in a manner that is consistent with that intent. The Plan is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued thereunder.

        Upon retirement, Mr. Clineburg will be entitled to an annual retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Clineburg becomes disabled or dies prior to retirement, or if a change in control of the Company occurs, the benefits vest immediately. Upon our change in control, Mr. Clineburg will be entitled to an additional benefit equal to $10,000 per month for a period of 180 months, commencing on the first day of the month following the change in control. In addition, if Mr. Clineburg is involuntarily terminated without cause, the benefits vest immediately. If he retires prior to age 65, Mr. Clineburg will receive the vested portion of his benefit at the time of his early retirement. If Mr. Clineburg ceases to be an eligible employee or whose employment with us is terminated with cause, he shall immediately cease to be a participant in the plan and forfeit all rights under the plan.

        Upon retirement, Mr. Carson will be entitled to an annual retirement benefit of $10,000 per month payable for 120 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Carson dies prior to retirement, the benefits vest immediately.

Changes in Nonqualified Deferred Compensation

        The following table shows the changes in the balance of the named executive officers' nonqualified deferred income plan:

Nonqualified Deferred Compensation Fiscal Year 2008

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)

Bernard H. Clineburg	50,000	25,000	(205,614)	None	362,457

Mark A. Wendel	18,500	9,250	(17,837)	None	38,530

Kendal E. Carson	—	—	—	—	—

Christopher W. Bergstrom	32,750	16,375	(48,837)	None	105,739

Kim C. Liddell	20,500	10,250	(35,788)	None	71,097

(1)
Amount of the contributions by us reported for 2008 were included in the Summary Compensation Table above.

(2)
The amount reported for each of the named executive officers for 2007 were: Mr. Clineburg $493,071; Mr. Wendel $28,617; Mr. Carson $0; Mr. Bergstrom $105,451 and Mr. Liddell $76,135.

        We currently have in place a deferred income plan for our executive officers—the Cardinal Financial Corporation Executive Deferred Income Plan (the "Executive Deferral Plan"). The purpose of the Executive Deferral Plan is to offer participants the opportunity to defer voluntarily current compensation, including salary and annual cash bonuses, for retirement income and other significant future financial needs for themselves, their families and other dependents. This plan is also designed to provide us with a vehicle to address limitations on our contributions under any tax-qualified defined contribution plan. Participants in the Executive Deferral Plan may elect from various investment funds, including a Company Common Stock fund that tracks the value of our Common Stock, for the amounts of compensation that they defer. Any of our employees who are an executive vice president or above may be eligible to participate in the Executive Deferral Plan.

        Each participant in the Executive Deferral Plan may annually elect to defer all or a portion of his or her compensation for the plan year. At a minimum, the deferral contribution cannot be less than five percent or $2,000. We provide a deemed match for each participant's contribution that does not exceed the greater of 50% of the participant's deferral or $50,000 per participant per year. This match is deemed invested in our Common Stock which vests after four years from the date of the participant's contribution. Participant's earnings in our deferred income plan are based on the performance of the participant's deemed investments they selected from the available investment options in the plan.

        All distributions from the Executive Deferral Plan are made in cash, with the exception of those contributions deemed to be invested in our Common Stock, which are paid in shares of Common Stock in an amount equal to the number of whole shares of Common Stock credited to the participant's account as of the date of the distribution. Any fractional shares are paid in cash. Automatic distributions occur if the participant dies or if the participant becomes disabled. At that time, any unvested portion of their match will vest immediately. If the participant terminates their employment with us, their vested balance will be distributed in lump sum, provided that the participant is not a key employee, in which case distribution will occur six months after their termination of service.

Potential Payments Upon Termination of Employment or Change-in-Control

Potential Payments Upon Change in Control

        In the event of a change of control, Mr. Clineburg's employment agreement with us provides for a lump-sum severance payment equal to 2.99 times his average total compensation over the most recent five calendar year period of his employment with us prior to a change of control. Currently, this amount is $3,530,120. Additionally, benefits under his supplemental executive retirement plan vest immediately and he is entitled to begin receiving payments of $30,000 per month for 15 years.

        Mr. Carson's employment agreement provides for severance payments equal to as much as 36 months of his base salary, or $750,000, if we or the successor fail to continue his employment after a change in control.

        In the event of a change in control, Mr. Bergstrom will receive a lump-sum severance payment equal to 18 months of his current base salary, or $277,500, and Mr. Liddell will receive a lump-sum severance payment equal to 18 months of his current base salary, or $307,500.

        Additionally, under the term of our stock option plan, accelerated vesting will occur in the event of a change in control. Typically, the payments relating to stock options represent the value of the unvested and accelerated stock options as of December 31, 2008, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on December 31, 2008. At December 31, 2008, Messrs. Wendel and Carson have unvested options totaling 15,000 and 45,000, respectively. The exercise price of Mr. Wendel's and Mr. Carson's options was greater than our closing price at December 31, 2008.

Potential Payments Upon Involuntary Termination Without Cause or Good Reason

        In the event Mr. Clineburg is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to one year's annual base salary plus the average of his bonuses paid in each calendar year prior to the year in which he was terminated. Currently, this amount is $442,857. Additionally, benefits under his supplemental executive retirement plan vest immediately and he is entitled to begin receiving payments of $20,000 per month for 15 years.

        If Mr. Carson is terminated without cause or good reason, his employment agreement provides for a severance payment equal to one year's base salary. Currently, this amount is $250,000.

        If Mr. Bergstrom is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to 12 months of his current base salary. Currently, this amount is $185,000.

        If Mr. Liddell is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to six months of his current base salary. Currently, this amount is $102,500.

        Mr. Wendel does not have an employment agreement with us.

Potential Payments Upon Normal Retirement, Death or Disability

        As discussed earlier, upon retirement, Mr. Clineburg will be entitled to a retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Clineburg becomes disabled or dies prior to retirement, the benefits vest immediately.

        As discussed earlier, upon retirement, Mr. Carson will be entitled to an annual retirement benefit of $10,000 per month payable for 120 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Carson dies prior to retirement, the benefits vest immediately.

Potential Payments Upon Early Retirement or Voluntary Separation of Service

        Mr. Clineburg will receive the vested portion of his supplemental executive retirement benefit at the time of his early retirement. Currently, this amount is $5,000 per month for 15 years.

        Mr. Carson will receive the vested portion of his supplemental executive retirement benefit at the time of his early retirement. Currently, this amount is $1,000 per month for 10 years.

Potential Payments Under Deferred Income Plans

        Under our deferred income plans, matching contributions as well as the deemed earnings upon matching contributions fully vest upon death, disability, change of control or retirement. At December 31, 2008, the balances in the deferred income plan for Messrs. Clineburg, Wendel, Bergstrom and Liddell were $108,671, $12,826, $32,255, and $24,005, respectively.

        The following table shows potential payments to our named executive officers under existing employment agreements, plans or arrangements for various events involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2008 termination date, and where applicable, using the closing price of our Common Stock of $5.69 at December 31, 2008.

Potential Payments Upon Termination of Employment or Change-in-Control

Name	Benefit	Involuntary Termination w/o Cause or for Good Reason ($)	Change in Control ($)	Normal Retirement ($)	Early Retirement or Voluntary Separation of Service ($)	Death ($)	Disability ($)

Bernard H. Clineburg	Severance Payment	442,857	3,530,120	—	—	—	—

	Supplemental Executive Retirement Plan	3,600,000 (paid monthly over 180 months)	5,400,000 (paid monthly over 180 months)	3,600,000 (paid monthly over 180 months)	360,000 (paid monthly over 180 months)	3,600,000 (paid monthly over 180 months)	3,600,000 (paid monthly over 180 months)

	Matching Contributions in Deferred Income Plan	—	108,671	108,671	—	108,671	108,671

	Total Value	4,042,857 (a portion to be paid over 180 months)	9,038,791 (a portion to be paid over 180 months)	3,708,671 (a portion to be paid over 180 months)	360,000 (a portion to be paid over 180 months)	3,708,671 (a portion to be paid over 180 months)	3,708,671 (a portion to be paid over 180 months)

Mark A. Wendel	Matching Contributions in Deferred Income Plan	—	12,826	12,826	—	12,826	12,826

	Total Value	—	12,826	12,826	—	12,826	12,826

Kendal E. Carson	Severance Payment	250,000	750,000	—	—	—	—

	Supplemental Executive Retirement Plan	—	—	1,200,000 (paid monthly over 120 months)	120,000 (paid monthly over 120 months)	1,200,000 (paid monthly over 120 months)	—

	Total Value	250,000	750,000	1,200,000 (a portion to be paid over 120 months)	120,000 (paid monthly over 120 months)	1,200,000 (a portion to be paid over 120 months)	—

Christopher W. Bergstrom	Severance Payment	185,000	277,500	—	—	—	—

	Matching Contributions in Deferred Income Plan	—	32,255	32,255	—	32,255	32,255

	Total Value	185,000	309,755	32,255	—	32,255	32,255

Kim C. Liddell	Severance Payment	102,500	307,500	—	—	—	—

	Matching Contributions in Deferred Income Plan	—	24,005	24,005	—	24,005	24,005

	Total Value	102,500	331,505	24,005	—	24,005	24,005

Certain Relationships and Related Transactions

        Some of our directors and officers are at present, as in the past, our banking customers. As such, we have had, and expect to have in the future, banking transactions in the ordinary course of our business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate outstanding balance of loans to directors, executive officers and their associates, as a group, at December 31, 2008 totaled approximately $50.7 million, or 31% of the bank's equity capital at that date.

        William E. Peterson, a director, is the manager and a 3.1% owner of Fairfax Corner Mixed Use, L.C. Fairfax Corner Mixed Use, L.C. owns a building in the Fairfax Corner shopping center and leases office space to George Mason. The lease commenced on July 1, 2002 and was renewed during 2007 until June 30, 2010 without any option to extend. The rent that George Mason pays to Fairfax Corner Mixed Use, L.C. ranges from $737,000 to $982,000 per year during the term of the lease. Rent payments totaled $848,000 in 2008.

        We have not adopted a formal policy that covers the review and approval of related person transactions by our Board of Directors. The Board, however, does review all proposed related party transactions for approval. During such a review, the Board will consider, among other things, the related person's relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person's relationship to the transaction and any other material information. Those directors that are involved in a proposed related party transaction are excused from the board and/or committee meeting during the discussion and vote of the proposal.

AUDIT INFORMATION

General

        The five members of the Audit Committee are independent as that term is defined in the listing standards of Nasdaq and by regulations of the SEC. The Audit Committee operates under a written charter that the Board of Directors has adopted. The Audit Committee has appointed KPMG LLP as the independent public accountant for the year ending December 31, 2009. KPMG LLP acted as the Company's independent public accountant in 2008 and 2007. Representatives of KPMG LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees of Independent Public Accountants

        Audit Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2008 and 2007, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, were $342,000 and $403,500, respectively.

        Audit-Related Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered for audit-related services was $137,000 and $53,500 for the fiscal years ended December 31, 2008 and 2007, respectively. During 2008, these services included the audit of our 401(k) Plan, audits of funds managed by our trust services division, and the issuance of consents. During 2007, these services included the audit of our 401(k) plan and Form 11-K consent and the review of our HUD reporting compliance.

        Tax Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered in connection with the preparation of our tax returns for each of the fiscal years ended December 31, 2008 and 2007 was $50,000 and $36,000, respectively.

        All Other Fees.    There were no fees billed by KPMG LLP for any services that are not already reported above.

Audit Committee Pre-Approval Policies and Procedures

        It is the policy of the Audit Committee that our independent auditor may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. The term of any general pre-approval is twelve months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer or Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission's rules on auditor independence.

Audit Committee Report

        The Audit Committee is composed of five directors, each of whom is independent within the meaning of the listing standards of the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

        Management is responsible for:

  •
  establishing and maintaining our internal control over financial reporting;

  •
  assessing the effectiveness of our internal control over financial reporting as of the end of each year;

  •
  the preparation, presentation and integrity of our consolidated financial statements; and

  •
  complying with laws and regulations and ethical business standards.

        Our independent registered public accounting firm is responsible for:

  •
  performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

  •
  expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and

  •
  expressing an opinion as to management's assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

        The Audit Committee is responsible for:

  •
  the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

  •
  monitoring, overseeing and reviewing our accounting and financial reporting processes.

        In this context, the Audit Committee has met and held discussions with management and KPMG LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements for the year ended December 31, 2008 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm's responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

        The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication with Those Charged with Governance. The Audit Committee has also received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP the firm's independence from us. Moreover, the Audit Committee has considered whether the provision of the audit services described above is compatible with maintaining the independence of the independent auditors.

        In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to both the effectiveness of our internal control over financial reporting and management's assessment thereof.

        Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee
James D. Russo, Chairman B.G. Beck J. Hamilton Lambert William E. Peterson Alice M. Starr

ANNUAL REPORT AND FINANCIAL STATEMENTS

        A copy of our 2008 Annual Report to Shareholders and a copy of our Annual Report on Form 10-K for the year ended December 31, 2008 has been furnished to shareholders. Additional copies may be obtained by written request to the Secretary of the Company at the address indicated below. Such documents are not part of the proxy solicitation materials.

        UPON RECEIPT OF A WRITTEN REQUEST OF ANY PERSON WHO, ON THE RECORD DATE, WAS RECORD OWNER OF COMMON STOCK OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS ON SUCH DATE THE BENEFICIAL OWNER OF SUCH STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, WE WILL FURNISH TO SUCH PERSON, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 AND THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SEC UNDER THE SECURITIES EXCHANGE ACT OF 1934. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO JENNIFER L. DEACON, SECRETARY, CARDINAL FINANCIAL CORPORATION, AT 8270 GREENSBORO DRIVE, SUITE 500, MCLEAN, VIRGINIA 22102.

PROPOSALS FOR 2010 ANNUAL MEETING

        Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2010 annual meeting of shareholders must cause such proposal to be received, in proper form, at our principal executive offices at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, no later than November 30, 2009 in order for the proposal to be considered for inclusion in our Proxy Statement for that meeting. It is urged that any such proposals be sent by certified mail, return receipt requested.

        Our Bylaws also prescribe the procedures that a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. Under the Bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by us not less than 60 nor more than 90 days prior to any meeting of shareholders called for the election of directors, provided in each case that, if fewer than 70 days' notice of the meeting is given to shareholders, such written notice shall be received not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders. Assuming a date of April 23, 2010 for the 2010 annual meeting of shareholders, we must receive any notice of nomination or other business no later than February 22, 2010 and no earlier than January 23, 2010.

        Our Bylaws require that the shareholder's notice set forth as to each nominee (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of the Company that are beneficially owned by such nominee, and (iv) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominee's written consent to being named in a proxy statement as nominee and to serving as a director if elected). Our Bylaws further require that the shareholder's notice set forth as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and amount of such shareholder's beneficial ownership of our capital stock. If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder's nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of the Company. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to the Secretary of the Company.

OTHER MATTERS

        The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the Meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

        This Proxy Statement is given pursuant to direction of the Board of Directors.

Jennifer L. Deacon Secretary

McLean, Virginia
March 30, 2009

[PROXY CARD]

Cardinal Financial Corporation

Proxy Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Mark A. Wendel and Jennifer L. Deacon, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote on all matters as may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Cardinal Financial Corporation, a Virginia corporation, to be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, on Friday, April 24, 2009 at 10:00 A.M., local time, or any adjournments thereof, for the following purposes:

(Continued and to be dated and signed on other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Annual Meeting of Shareholders of

CARDINAL FINANCIAL CORPORATION

April 24, 2009

Please Detach and Mail in the Envelope Provided

☒	Please mark your votes as in this example

	FOR nominees listed at right (except as written on the line below)	WITHHOLD AUTHORITY to vote for all nominees listed at right
1. To elect as directors the three persons listed as nominees for terms expiring in 2012.	☐	☐	Nominees: 2012 Bernard H. Clineburg James D. Russo George P. Shafran

(INSTRUCTION: To withhold authority to vote for any individual nominee(s) listed at right, write that nominee’s name on the space provided below.)

2.     To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY

Signature	Signature	Printed Name
Dated:

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on April 24, 2009
CARDINAL FINANCIAL CORPORATION PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
Summary Compensation Table
All Other Compensation Table
Grants of Plan-Based Awards Fiscal Year 2008
Outstanding Equity Awards at Fiscal Year-End 2008
Pension Benefits—Fiscal Year 2008
Nonqualified Deferred Compensation Fiscal Year 2008
Potential Payments Upon Termination of Employment or Change-in-Control